Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1A, as it may be amended, of our Independent Auditor’s Report dated November 11, 2016 relating to the balance sheet of Legion M Entertainment, Inc. as of March 31, 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from March 4, 2016 (inception) to March 31, 2016, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

February 17, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com